Exhibit 5.1

OPINION AND CONSENT OF SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

March 21, 2012

SPY Inc.

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to SPY Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the registration of 700,000 additional shares of the Company’s common stock, $0.0001 par value per share (the “Additional Shares”), issuable pursuant to the Company’s 2004 Stock Incentive Plan (as amended and restated on September 13, 2011) (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company with respect to the establishment of the Plan. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have assumed that (a) shares of Common Stock currently reserved under the Plan will remain available for the issuance of the Shares, and (b) neither the Company’s charter documents nor any of the proceedings relating to the Plan or any of the award agreements relating to the Shares, will be rescinded, amended or otherwise modified prior to the issuance of the Shares. We also have relied upon certificates of officers of the Company and government officials as to certain factual matters in connection with this opinion and, insofar as this opinion is based on such matters of fact, we have relied on such certificates without independent investigation.

Based upon and subject to the foregoing, and the qualifications and limitations set forth below, it is our opinion that, if, as and when the Additional Shares are issued and sold pursuant to the provisions of the Plan (and payment in full of the consideration therefor is received by the Company and appropriate stock certificates therefor properly executed and delivered), such Additional Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the naming of our firm under the caption “Legal Matters” in the prospectus included therein.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan, the Additional Shares issuable under the Plan or the Registration Statement.

Sincerely,

/s/ Sheppard, Mullin, Richter & Hampton LLP
Sheppard, Mullin, Richter & Hampton LLP